Exhibit 99.1 (Filed herewith)

FOR RELEASE – February 17, 2010

Contact:

Ken Golden

Director, Strategic Public Relations

309-765-5678

DEERE REPORTS FIRST-QUARTER EARNINGS OF $243 MILLION

▪                   Income climbs 19 percent on a 6 percent decline in net sales and revenues.

▪                   Solid execution and disciplined asset management drive stronger results.

▪                   Earnings forecast for year increased to $1.3 billion.

MOLINE, Illinois (February 17, 2010) — Net income attributable to Deere & Company was $243.2 million, or $0.57 per share, for the first quarter ended January 31, compared with $203.9 million, or $0.48 per share, for the same period last year.

Worldwide net sales and revenues declined 6 percent, to $4.835 billion, for the first quarter compared with $5.146 billion a year ago. Net sales of the equipment operations were $4.237 billion for the period compared with $4.560 billion last year.

“Results for the quarter reflected solid execution of our operating and marketing plans throughout the company and are especially gratifying in light of global economic conditions that remain stubbornly weak,” said Samuel R. Allen, president and chief executive officer. “We are clearly seeing benefit from efforts to win customers with advanced new products while taking cost and asset discipline to an even higher level.”

Summary of Operations

Net sales of the worldwide equipment operations decreased 7 percent for the quarter, including a favorable currency-translation effect of 5 percent and improved price realization of 2 percent. Equipment net sales in the United States and Canada declined 8 percent for the quarter. Net sales outside the United States and Canada were down 6 percent, with a favorable currency-translation effect of 12 percent.

Deere’s equipment operations reported operating profit of $315 million for the quarter, compared with $307 million last year. The improvement primarily was due to lower raw-material costs, improved price realization and the favorable effects of foreign exchange and product mix. Partially offsetting these factors were lower shipment and production volumes and higher postretirement benefit costs.

Deere Announces First-Quarter Earnings	5

The company’s focus on disciplined asset management continued to produce solid results. Trade receivables and inventories ended the quarter at $5.873 billion, representing a reduction of $1.439 billion, or 20 percent, from a year ago. Trade receivables and inventories at the end of the quarter were equal to 29 percent of previous 12-month sales compared with $7.312 billion, or 28 percent of sales, last year.

Net income of the company’s financial services operations was $85.1 million for the quarter compared with $46.8 million last year. Results were higher primarily due to improved financing spreads.

Company Outlook & Summary

Company equipment sales are projected to be up 6 to 8 percent for fiscal 2010 and up 4 to 6 percent for the second quarter compared with the same periods a year ago. Included is a favorable currency-translation impact of about 3 percent for the year and about 5 percent for the quarter. For the full year, net income attributable to Deere & Company is anticipated to be approximately $1.3 billion.

According to Allen, the company’s focus on rigorous cost and asset management puts Deere on a strong footing to respond to a recovery in the global economy and, longer term, to help meet a growing need for food, shelter and infrastructure. Said Allen, “In our view, positive developments based on the world’s prospects for population and economic growth hold great potential and should help our company deliver value to customers and investors well into the future.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales declined 6 percent for the quarter largely due to lower shipment volumes, partially offset by the favorable effects of currency translation and improved price realization. Operating profit was $352 million for the quarter, compared with $289 million last year. The increase in profit primarily resulted from lower raw-material costs, improved price realization and favorable effects of foreign exchange and product mix. Partially offsetting these factors were lower shipment and production volumes and higher postretirement benefit costs.

Construction & Forestry. Construction and forestry sales declined 15 percent for the quarter mainly due to lower shipment volumes, partially offset by favorable effects of currency translation. The division had an operating loss of $37 million for the quarter compared with operating profit of $18 million last year. The decline primarily was due to lower shipment and production volumes and higher postretirement benefit costs.

Deere Announces First-Quarter Earnings	6

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of the company’s agriculture and turf division are forecast to increase by 4 to 6 percent for full-year 2010, with a favorable currency-translation impact of about 4 percent.

Across the industry, farm machinery sales in the United States and Canada are forecast to be comparable to 2009. Cash receipts and commodity prices have remained at healthy levels, which along with low interest rates are lending particular support to the sale of larger equipment. In other parts of the world, industry farm-machinery sales in Western Europe are forecast to decline 10 to 15 percent for the year mainly due to weakness in the livestock, dairy and grain sectors. Sales in Central Europe and the Commonwealth of Independent States are expected to remain under pressure as a result of challenging economic conditions and low levels of available credit. In South America, industry sales are projected to increase by 10 to 15 percent for the year as a result of a return to more normal weather patterns and improvement in the key Brazilian market. Conditions in Brazil are being supported by good prices for soybeans and sugarcane and the availability of attractive government-supported financing. Industry sales of turf equipment and compact utility tractors in the United States and Canada are expected to be roughly flat for the year as a result of sluggish U.S. economic conditions.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 21 percent for full-year 2010. Sales are expected to benefit from last year’s aggressive inventory reductions, positioning the company to align production with retail demand in 2010. U.S. construction-equipment markets are forecast to remain deeply depressed for the year as a result of a decline in non-residential construction and relatively high used-equipment levels. Global forestry markets are expected to be stronger in relation to last year’s extremely weak levels, driven by higher worldwide economic output and somewhat-improved U.S. housing starts.

Credit. Full-year 2010 net income attributable to Deere & Company for the credit operations is forecast to be approximately $260 million. The forecast increase from 2009 is primarily due to more favorable financing spreads.

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John Deere Capital Corporation

The following is disclosed on behalf of the company’s credit subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $63.9 million for the first quarter compared with $35.0 million last year. Results were higher primarily due to improved financing spreads.

Net receivables and leases financed by JDCC were $18.510 billion at January 31, 2010, compared with $18.459 billion last year. Net receivables and leases administered, which include receivables administered but not owned, totaled $18.626 billion at January 31, 2010, compared with $18.628 billion a year ago.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in the U.S. and Brazil), international reaction to such programs, global trade agreements, animal diseases and their effects on poultry and beef consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the

Deere Announces First-Quarter Earnings	8

company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Current negative economic conditions and outlook have dampened demand for equipment.

Customer and company operations and results could be affected by changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism; wars and other international conflicts and the threat thereof; and the spread of major epidemics (including H1N1 and other influenzas).

With respect to the global economic downturn and expected slow recovery, changes in governmental banking, monetary and fiscal policies to restore liquidity and increase the availability of credit may not be effective and could have a material impact on the company’s customers and markets.  Significant changes in market liquidity conditions could impact access to funding and associated funding costs, which could reduce the company’s earnings and cash flows.  Current market conditions could also negatively impact customer access to capital for purchases of the company’s products; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A sovereign debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, customers, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform, and governmental programs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist policies that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC); actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4 and Final Tier 4 emission requirements), noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates and regulations; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.

Deere Announces First-Quarter Earnings	9

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain due to weather, natural disasters or financial hardship or the loss of liquidity by suppliers (including common suppliers with the automotive industry); start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level of employee retirement benefits, changes in market values of investment assets and the level of interest rates, which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The current economic downturn has adversely affected the financial industry in which John Deere Capital Corporation and other credit subsidiaries (Credit) operate.  Credit’s liquidity and ongoing profitability depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market volatility continues or worsens, funding could be unavailable or insufficient.  Additionally, under current market conditions customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact Credit’s write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K).

Deere Announces First-Quarter Earnings	10

First Quarter 2010 Press Release
(in millions of dollars)
Unaudited

	Three Months Ended January 31
	2010	2009	% Change
Net sales and revenues:
Agriculture and turf net sales ****	$3,607	$3,819	-6
Construction and forestry net sales	630	741	-15
Total net sales *	4,237	4,560	-7
Credit revenues	483	474	+2
Other revenues	115	112	+3
Total net sales and revenues *	$4,835	$5,146	-6

Operating profit (loss): **
Agriculture and turf ****	$352	$289	+22
Construction and forestry	(37)	18
Credit	94	53	+77
Other	7	4	+75
Total operating profit *	416	364	+14
Other reconciling items ***	(173)	(160)	+8
Net income attributable to Deere & Company	$243	$204	+19

*                 Includes equipment operations outside the U.S. and Canada as follows:

Net sales	$1,711	$1,817	-6
Operating profit	$118	$79	+49

The Company views its operations as consisting of two geographic areas, the “U.S. and Canada”, and “outside the U.S. and Canada”.

**                        Operating profit (loss) is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes.  Operating profit of the credit segment includes the effect of interest expense and foreign exchange gains or losses.

***                 Other reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, income taxes and net income attributable to noncontrolling interests.

****          At the beginning of the third quarter of 2009, the Company combined the agricultural equipment and the commercial and consumer equipment organizations and internal reporting.  As a result, these two segments have been combined into the agriculture and turf segment for the first three months ended January 31, 2009.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED INCOME
For the Three Months Ended January 31, 2010 and 2009
(In millions of dollars and shares except per share amounts) Unaudited

	2010	2009
Net Sales and Revenues
Net sales	$4,237.3	$4,560.2
Finance and interest income	467.2	466.6
Other income	130.3	119.1
Total	4,834.8	5,145.9

Costs and Expenses
Cost of sales	3,205.5	3,542.5
Research and development expenses	235.7	219.4
Selling, administrative and general expenses	642.1	638.9
Interest expense	218.5	274.5
Other operating expenses	168.7	196.8
Total	4,470.5	4,872.1

Income of Consolidated Group before Income Taxes	364.3	273.8
Provision for income taxes	109.9	73.5
Income of Consolidated Group	254.4	200.3
Equity in income (loss) of unconsolidated affiliates	(8.8)	3.7
Net Income	245.6	204.0
Less: Net income attributable to noncontrolling interests	2.4	.1
Net Income Attributable to Deere & Company	$243.2	$203.9

Per Share Data
Net income - basic	$.57	$.48
Net income - diluted	$.57	$.48

Average Shares Outstanding
Basic	423.6	422.5
Diluted	427.5	423.7

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions of dollars) Unaudited

	January 31	October 31	January 31
	2010	2009	2009
Assets
Cash and cash equivalents	$5,043.3	$4,651.7	$5,004.1
Marketable securities	206.4	192.0	230.5
Receivables from unconsolidated affiliates	38.4	38.4	45.3
Trade accounts and notes receivable - net	3,120.5	2,616.9	3,475.4
Financing receivables - net	14,686.7	15,254.7	13,379.3
Restricted financing receivables - net	2,603.9	3,108.4	3,268.9
Other receivables	774.5	864.5	688.8
Equipment on operating leases - net	1,613.1	1,733.3	1,543.7
Inventories	2,752.5	2,397.3	3,836.6
Property and equipment - net	4,424.8	4,532.2	4,149.4
Investments in unconsolidated affiliates	220.4	212.8	213.7
Goodwill	1,010.1	1,036.5	1,241.0
Other intangible assets - net	130.6	136.3	152.0
Retirement benefits	124.0	94.4	1,131.8
Deferred income taxes	2,750.2	2,804.8	1,419.9
Other assets	1,281.3	1,458.4	1,559.2
Total Assets	$40,780.7	$41,132.6	$41,339.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,679.4	$7,158.9	$9,333.2
Payables to unconsolidated affiliates	77.4	55.0	118.6
Accounts payable and accrued expenses	4,777.3	5,371.4	5,524.5
Deferred income taxes	155.4	167.3	166.2
Long-term borrowings	17,090.6	17,391.7	16,574.7
Retirement benefits and other liabilities	6,014.6	6,165.5	3,062.7
Total liabilities	35,794.7	36,309.8	34,779.9
Total Deere & Company stockholders’ equity	4,979.6	4,818.7	6,554.9
Noncontrolling interests	6.4	4.1	4.8
Total stockholders’ equity	4,986.0	4,822.8	6,559.7
Total Liabilities and Stockholders’ Equity	$40,780.7	$41,132.6	$41,339.6

See Condensed Notes to Interim Financial Statements.

DEERE & COMPANY
STATEMENT OF CONSOLIDATED CASH FLOWS
For the Three Months Ended January 31, 2010 and 2009
(In millions of dollars) Unaudited

	2010	2009
Cash Flows from Operating Activities
Net income	$245.6	$204.0
Adjustments to reconcile net income to net cash used for operating activities:
Provision for doubtful receivables	25.9	40.0
Provision for depreciation and amortization	241.4	216.9
Share-based compensation expense	40.1	45.7
Undistributed earnings of unconsolidated affiliates	8.7	(3.9)
Provision for deferred income taxes	39.3	29.9
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(205.6)	(283.0)
Inventories	(348.2)	(874.0)
Accounts payable and accrued expenses	(416.9)	(882.4)
Accrued income taxes payable/receivable	4.8	(12.9)
Retirement benefits	(48.7)	6.7
Other	95.3	(102.5)
Net cash used for operating activities	(318.3)	(1,615.5)

Cash Flows from Investing Activities
Collections of receivables	3,211.8	3,381.2
Proceeds from sales of financing receivables	.2	5.7
Proceeds from maturities and sales of marketable securities	3.5	764.4
Proceeds from sales of equipment on operating leases	158.9	117.9
Proceeds from sales of businesses, net of cash sold	5.7
Cost of receivables acquired	(2,697.7)	(2,613.8)
Purchases of marketable securities	(18.5)	(7.9)
Purchases of property and equipment	(162.7)	(262.1)
Cost of equipment on operating leases acquired	(54.5)	(74.6)
Acquisitions of businesses, net of cash acquired	(18.7)	(40.9)
Other	(55.5)	1.9
Net cash provided by investing activities	372.5	1,271.8

Cash Flows from Financing Activities
Increase in short-term borrowings	571.6	1,157.1
Proceeds from long-term borrowings	335.1	2,842.2
Payments of long-term borrowings	(461.6)	(653.1)
Proceeds from issuance of common stock	24.5	3.1
Repurchases of common stock	(3.8)	(3.2)
Dividends paid	(118.5)	(118.2)
Excess tax benefits from share-based compensation	6.8	.5
Other	(8.3)	(96.0)
Net cash provided by financing activities	345.8	3,132.4

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(8.4)	4.0

Net Increase in Cash and Cash Equivalents	391.6	2,792.7
Cash and Cash Equivalents at Beginning of Period	4,651.7	2,211.4
Cash and Cash Equivalents at End of Period	$5,043.3	$5,004.1

See Condensed Notes to Interim Financial Statements.

Notes to Interim Financial Statements (Unaudited)

(1)

In the first quarter of 2010, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation (FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements). ASC 810 requires that noncontrolling interests are reported as a separate line in stockholders’ equity. The net income for both Deere & Company and the noncontrolling interests are included in “Net Income.” The “Net income attributable to noncontrolling interests” is deducted from “Net Income” to determine the “Net Income Attributable to Deere & Company,” which will continue to be used to determine earnings per share. As required, the presentation and disclosure requirements were adopted through retrospective application, and the consolidated financial statement prior period information has been adjusted accordingly. The adoption did not have a material effect on the Company’s consolidated financial statements.

(2)	Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2010	2009
Dividends declared	$ .28	$ .28
Dividends paid	$ .28	$ .28

(3)

The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes the dilutive effect of the assumed exercise of stock options.

(4)	Comprehensive income, which includes all changes in the total stockholders’ equity during the period except transactions with stockholders, was as follows in millions of dollars:

	Three Months Ended January 31
	2010	2009
Net income	$ 245.6	$ 204.0
Other comprehensive income, net of tax:
Retirement benefits adjustment	71.8	10.5
Cumulative translation adjustment	(109.9)	(92.8)
Unrealized gain (loss) on derivatives	6.3	(32.4)
Unrealized gain on investments	.3	5.6
Comprehensive income	$ 214.1	$ 94.9

The table above includes noncontrolling interests’ comprehensive income of $2.3 million and $.4 million, which consists of net income of $2.4 million and $.1 million and cumulative translation adjustments of $(.1) million and $.3 million during the first three months of 2010 and 2009, respectively.

(5)

The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations, with “Financial Services” reflected on the equity basis. The supplemental “Financial Services” data in Note 6 include primarily Deere & Company’s credit operations.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME
For the Three Months Ended January 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Net Sales and Revenues
Net sales	$4,237.3	$4,560.2
Finance and interest income	25.7	24.7	$486.4	$505.7
Other income	90.2	89.7	73.0	60.8
Total	4,353.2	4,674.6	559.4	566.5

Costs and Expenses
Cost of sales	3,205.9	3,542.9
Research and development expenses	235.7	219.4
Selling, administrative and general expenses	528.0	522.2	116.7	118.9
Interest expense	43.3	45.5	184.9	244.9
Interest compensation to Financial Services	42.6	48.0
Other operating expenses	34.2	79.3	157.0	146.2
Total	4,089.7	4,457.3	458.6	510.0

Income of Consolidated Group before Income Taxes	263.5	217.3	100.8	56.5
Provision for income taxes	93.9	63.7	16.0	9.8
Income of Consolidated Group	169.6	153.6	84.8	46.7

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Credit	80.6	44.5	.3	.1
Other	(4.6)	5.9
Total	76.0	50.4	.3	.1
Net Income	245.6	204.0	85.1	46.8
Less: Net income attributable to noncontrolling interests	2.4	.1
Net Income Attributable to Deere & Company	$243.2	$203.9	$85.1	$46.8

*                 Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS *			FINANCIAL SERVICES
	January 31 2010	October 31 2009	January 31 2009	January 31 2010	October 31 2009	January 31 2009

Assets
Cash and cash equivalents	$3,397.2	$3,689.8	$1,881.3	$1,646.1	$961.9	$3,122.8
Marketable securities			49.3	206.4	192.0	181.1
Receivables from unconsolidated subsidiaries and affiliates	280.0	461.4	364.1
Trade accounts and notes receivable - net	677.7	775.4	860.2	2,971.3	2,345.5	3,152.1
Financing receivables - net	3.7	5.4	2.0	14,683.0	15,249.3	13,377.3
Restricted financing receivables - net				2,603.9	3,108.4	3,268.9
Other receivables	625.8	734.4	546.9	137.5	130.8	134.9
Equipment on operating leases - net				1,613.1	1,733.3	1,543.7
Inventories	2,752.5	2,397.3	3,836.6
Property and equipment - net	3,357.7	3,457.2	3,023.9	1,067.1	1,075.1	1,125.6
Investments in unconsolidated subsidiaries and affiliates	3,165.7	3,164.6	2,800.7	6.3	6.5	5.6
Goodwill	1,010.1	1,036.5	1,241.0
Other intangible assets - net	130.6	136.3	152.0
Retirement benefits	123.0	93.2	1,127.8	9.0	10.2	5.1
Deferred income taxes	2,900.7	2,932.9	1,492.1	91.8	91.7	78.9
Other assets	350.8	399.6	539.0	931.2	1,059.3	1,022.3
Total Assets	$18,775.5	$19,284.0	$17,916.9	$25,966.7	$25,964.0	$27,018.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$442.9	$489.7	$1,340.7	$7,236.5	$6,669.2	$7,992.4
Payables to unconsolidated subsidiaries and affiliates	77.4	54.9	118.6	241.6	422.9	318.9
Accounts payable and accrued expenses	4,151.9	4,614.0	4,737.7	1,143.4	1,262.8	1,318.5
Deferred income taxes	85.8	93.7	98.1	312.0	293.4	219.2
Long-term borrowings	3,049.6	3,072.5	2,034.0	14,041.0	14,319.2	14,540.7
Retirement benefits and other liabilities	5,983.8	6,138.3	3,029.6	38.7	36.3	34.2
Total liabilities	13,791.4	14,463.1	11,358.7	23,013.2	23,003.8	24,423.9
Total Deere & Company stockholders’ equity	4,979.6	4,818.7	6,554.9	2,951.6	2,958.3	2,592.9
Noncontrolling interests	4.5	2.2	3.3	1.9	1.9	1.5
Total stockholders’ equity	4,984.1	4,820.9	6,558.2	2,953.5	2,960.2	2,594.4
Total Liabilities and Stockholders’ Equity	$18,775.5	$19,284.0	$17,916.9	$25,966.7	$25,964.0	$27,018.3

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 31, 2010 and 2009

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2010	2009	2010	2009
Cash Flows from Operating Activities
Net income	$245.6	$204.0	$85.1	$46.8
Adjustments to reconcile net income to net cash
provided by (used for) operating activities:
Provision (credit) for doubtful receivables	(2.6)	5.8	28.5	34.2
Provision for depreciation and amortization	150.3	130.2	108.0	100.3
Undistributed earnings of unconsolidated subsidiaries and affiliates	(6.1)	(50.6)	(.3)	(.2)
Provision (credit) for deferred income taxes	24.3	(13.3)	15.0	43.2
Changes in assets and liabilities:
Receivables	71.7	124.9	(6.9)	(25.7)
Inventories	(303.6)	(840.3)
Accounts payable and accrued expenses	(329.6)	(808.7)	(62.6)	19.9
Accrued income taxes payable/receivable	36.4	8.6	(31.6)	(21.5)
Retirement benefits	(52.3)	5.5	3.7	1.3
Other	31.9	2.6	102.6	(62.0)
Net cash provided by (used for) operating activities	(134.0)	(1,231.3)	241.5	136.3

Cash Flows from Investing Activities
Collections of receivables			7,634.8	7,835.1
Proceeds from sales of financing receivables			9.4	9.2
Proceeds from maturities and sales of marketable securities		757.9	3.5	6.6
Proceeds from sales of equipment on operating leases			158.9	117.9
Proceeds from sales of businesses, net of cash sold	5.7
Cost of receivables acquired			(7,426.1)	(7,546.4)
Purchases of marketable securities		(7.6)	(18.5)	(.4)
Purchases of property and equipment	(149.3)	(212.0)	(13.4)	(50.1)
Cost of equipment on operating leases acquired			(114.8)	(120.1)
Acquisitions of businesses, net of cash acquired	(18.7)	(40.9)
Other	(20.6)	(5.4)	(34.1)	7.3
Net cash provided by (used for) investing activities	(182.9)	492.0	199.7	259.1

Cash Flows from Financing Activities
Increase (decrease) in short-term borrowings	(51.7)	1,116.0	623.3	41.1
Change in intercompany receivables/payables	188.6	614.2	(188.6)	(614.2)
Proceeds from long-term borrowings	.1		335.0	2,842.2
Payments of long-term borrowings	(5.4)	(19.6)	(456.3)	(633.4)
Proceeds from issuance of common stock	24.5	3.1
Repurchases of common stock	(3.8)	(3.2)
Dividends paid	(118.5)	(118.2)	(70.0)
Excess tax benefits from share-based compensation	6.8	.5
Other	(5.1)	(4.5)	(3.1)	(91.4)
Net cash provided by financing activities	35.5	1,588.3	240.3	1,544.3

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(11.2)	(2.3)	2.7	6.3

Net Increase (Decrease) in Cash and Cash Equivalents	(292.6)	846.7	684.2	1,946.0
Cash and Cash Equivalents at Beginning of Period	3,689.8	1,034.6	961.9	1,176.8
Cash and Cash Equivalents at End of Period	$3,397.2	$1,881.3	$1,646.1	$3,122.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.